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                                                                    Exhibit 99.a


              RONSON FILES COUNTER COMPLAINT AGAINST STEEL PARTNERS

Somerset, N.J., July 29, 2004 - Ronson Corporation (NASDAQ SmallCap RONC) - Ronson Corporation ("Ronson") and certain of its directors have filed a Counterclaim and Third-Party Complaint in the Superior Court of New Jersey against Warren G. Lichtenstein ("Lichtenstein"), Steel Partners II, L.P. ("Steel") and certain close associates, namely Jack Howard, Howard M. Lorber and Ronald Hayes.

The Counterclaim and Third-Party Complaint is based on the Shareholders Protection Act adopted by the New Jersey legislature a number of years ago for the specific purpose of protecting the interests of shareowner investors in New Jersey corporations. The Act requires persons seeking to acquire control of New Jersey corporations to provide full and accurate notification and information to such shareowners and the investing public generally of all information pertinent to the intended purpose.

The Counterclaim and Third-Party Complaint seeks compensatory and punitive damages, costs and interest. In addition, it specifically seeks the public disclosure of the names and stockholdings in Ronson of Steel, all limited partners of Steel and all persons acting in concert with them who are direct or indirect participants in activities directed at the acquisition of stock in or for control of Ronson.

Steel is a limited partnership organized by Lichtenstein for the prime purpose of acquiring control or otherwise benefiting from the investment in micro/small cap companies whose stock is undervalued, in most cases due primarily to market conditions and the lack of market interest by institutional investors.


Ronson Corporation's operations include its wholly owned subsidiaries: 1) Ronson Consumer Products Corporation in Woodbridge, N.J., and Ronson Corporation of Canada Ltd., manufacturers and marketers of Ronson consumer products; and 2) Ronson Aviation, Inc., a fixed based operator at Trenton-Mercer Airport, Trenton, N.J., providing fueling, sales/services of aircraft, charter, avionics and hangar/office leasing.


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COMPANY CONTACT
DARYL K. HOLCOMB
(732) 469-8300